[Letterhead of KPMG Peat Marwick LLP]




                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Commercial Net Lease Realty, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed on December 12, 1996 of Commercial Net Lease Realty, Inc. of our report dated January 20, 1996 except for Note 13 for which the date is January 30, 1996 relating to the consolidated balance sheets of Commercial Net Lease Realty, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears on page F-1 of the December 31, 1995, annual report on Form 10-K of Commercial Net Lease Realty, Inc. and to the reference to our firm under the heading Experts in the Registration Statement.


/s/KPMG PEAT MARWICK


December 12, 1996